Exhibit 21.1

Subsidiaries of the Registrant

Legal Name of Subsidiary	Jurisdiction of Organization
Fastrunner Investments Limited	Cyprus
Mimons Investments Limited	Cyprus
iRealtor LLC	Russia
N1.ru LLC	Russia
N1 Technologies LLC	Russia
MLSN LLC	Russia